News Release
Babcock & Wilcox Announces Third Quarter 2015 Results
- 2015 Guidance for Adjusted EPS Lifted to $1.15 to $1.30
- Global Power Revenues Increase 29.1%
- Share Buyback Program to Target up to $50 million by the end of Q1 2016

(CHARLOTTE, N.C. – November 3, 2015) – Babcock & Wilcox Enterprises, Inc. (B&W) (NYSE:BW) announced today third quarter 2015 revenues of $420.0 million, an increase of $18.0 million, or 4.5%, from the third quarter of 2014. GAAP earnings per share from continuing operations for the third quarter of 2015 were $0.11 compared to $0.24 in the third quarter of 2014. Adjusted earnings per share, which excludes the impact of a litigation settlement, spin-related costs and restructuring for the quarter, were $0.25 for the three months ended September 30, 2015 compared to $0.33 in the prior year period.

"Third quarter performance met our internal targets, as a strong quarter from Global Power allowed us to overcome a challenging project in Global Services,” said Mr. E. James Ferland, Chairman and Chief Executive Officer. “We continue to expect strong performance in Q4 and we are raising the bottom end of our guidance for adjusted earnings per share by 5 cents to a range of $1.15 to $1.30.”

Results of Operations

Consolidated revenues for the third quarter of 2015 were $420.0 million, an increase of 4.5%, compared to $402.0 million for the third quarter of 2014. GAAP operating income for the third quarter of 2015 decreased $15.9 million to $9.6 million compared to $25.5 million in the prior year period primarily due to lower profits in Global Services and the inclusion of stand-alone costs. GAAP operating income for the third quarter of 2015 also included a $9.6 million charge comprised of $7.8 million of non-cash revenue reversal plus $1.8 million of legal costs related to the litigation settlement for Berlin Station, in addition to $1.6 million in spin-related costs and $1.1 million of restructuring costs. Adjusted operating income in the third quarter of 2015 was $21.9 million, a decrease of $10.4 million compared to adjusted operating income of $32.3 million in the third quarter of 2014 primarily due to a loss accrual on a construction services project and increased overhead costs due to running a stand-alone company. Adjusted operating income for the nine months ended September 30, 2015, increased 23.5% compared to the prior year period.

Third quarter 2015 revenues for the Global Power segment increased 29.1% to $160.0 million in the quarter compared to $123.9 million in revenues in the prior year period driven by an increase in new build steam projects that was partially offset by a decline in new build environmental projects. Gross profit in the Global Power segment was $25.8 million, compared to $29.7 million for the same period in 2014. Without the Berlin settlement, gross profit in Global Power was up for the quarter compared to the third quarter 2014.

"Although we remained confident in our case, by settling the Berlin Station litigation, we avoided potential draws on our letters of credit, significant management distraction and the inherent uncertainty of collecting on any favorable court decisions years in the future," Mr. Ferland said.

Revenues in the Global Services segment were $221.1 million in the three months ending September 30, 2015, versus $229.2 million in the corresponding period in 2014, a decrease of $8.1 million primarily related to lower boiler auxiliaries sales in China and parts and technical services sales that were partially offset by a higher level of construction activities. The Global Services segment reported a gross profit of $38.9 million in the third quarter of 2015, which was $8.8 million less than the gross profit of $47.7 million in the prior year third quarter primarily due to a loss accrual on a construction services project.

The Industrial Environmental segment contributed $38.9 million in revenues this period compared to $48.9 million in the third quarter of 2014, a decrease of $10.0 million due to lower volume of aftermarket sales and timing of product delivery. Gross profit in the Industrial Environmental segment was $13.2 million in the third quarter of 2015, a $2.2 million increase compared to $11.0 million in the prior year period due to the completion of the amortization period of the transaction-related backlog intangible asset on June 30, 2015.

"We continued to execute our strategy to drive shareholder value through revenue growth and margin improvement in the core businesses in the quarter," Mr. Ferland said. "We are also making progress on our plans to grow the business through value-added acquisitions and the number of M&A opportunities that we are evaluating continues to rise.”

Liquidity and Debt

The Company’s cash and investments position, net of restricted cash, increased $22.2 million to $334.9 million at the end of the third quarter of 2015. This consolidated cash position includes $194.4 million in non-U.S. cash.

At September 30, 2015, the Company had no borrowings outstanding under the revolving credit facility, and after giving effect to the leverage ratio and $120.1 million in letters of credit issued under the credit agreement, we had approximately $364.6 million of capacity available to fund acquisitions or to meet letter of credit requirements.

Share Repurchase Program

"We plan to accelerate the utilization of our $100 million share repurchase authorization to buy back up to $50 million in shares by the end of the first quarter of 2016," Mr. Ferland said. "We have a strong balance sheet that allows us to pursue concurrent buy-back and acquisition strategies to create shareholder value."

The Company may utilize various methods to effect the repurchases and the timing of repurchases will depend upon several factors, including market and business conditions, and repurchases may be discontinued at any time. The pace of buy-backs beyond Q1 2016 will be determined based on the status of potential acquisitions as well as market conditions.

2015 Outlook

The Company updated its guidance for 2015 by narrowing the range for earnings per share to an adjusted EPS of $1.15 to $1.30, which raises the bottom of the range by 5 cents. Adjusted EPS excludes mark-to-market adjustment for pension and post-retirement benefits, the Berlin settlement, spin-related costs and restructuring charges.

All other financial benchmarks remain the same:

•	Consolidated revenue is expected to increase to approximately $1.7 billion through a combination of core growth and the full year of the MEGTEC acquisition; and

•	Adjusted tax rate for 2015 is expected to be in the range of 32% to 34%.

Conference Call to Discuss Third Quarter 2015 Results

Date:        Wednesday, November 4, 2015, at 8:30 a.m. EST
Live Webcast:    Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to backlog, to the extent they may be viewed as an indicator of future revenues; management’s expectations regarding the industries in which we operate; our guidance and forecasts for 2015; our projected operating margin improvements, savings and restructuring costs; and growth through acquisitions. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, disruptions experienced with customers and suppliers; the inability to successfully operate independently following the spin-off; the inability to retain key personnel; adverse changes in the industries in which we operate and delays, changes or termination of contracts in backlog; the timing and amount of repurchases of our common stock, if any; and the inability to grow and diversify through acquisitions. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including the information statement on Form 10 and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. B&W companies employ approximately 6,000 people around the world. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
# # #
Investor Contact:         Media Contact:
Leslie Kass         Ryan Cornell

Vice President Investor Relations and Communications	Public Relations
Babcock & Wilcox         Babcock & Wilcox
704.625.4944 » investors@babcock.com         330.860.1345 » rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Non-GAAP Operating Income and Earnings Per Share(1)(2)
$ in millions, except per share amounts

	Three Months Ended September 30, 2015
	GAAP	Litigation Settlement(3)	Spin Costs	Restructuring	Non-GAAP
Operating Income (Loss)	$9.6	$9.6	$1.6	$1.1	$21.9
Other Income / (Expense)	(1.6)	—	—	—	(1.6)
Income Tax (Expense) / Benefit	(1.8)	(3.7)	(0.6)	(0.4)	(6.5)
Net Income	$6.3	$5.8	$1.0	$0.7	$13.8
Non-Controlling Interest	(0.1)	—	—	—	(0.1)
Net Income from Continuing Operations	$6.2	$5.8	$1.0	$0.7	$13.7

Diluted EPS - Continuing Operations	$0.11	$0.11	$0.02	$0.01	$0.25

Tax Rate	22.0%				32.1%

	Three Months Ended September 30, 2014
	GAAP	Restructuring	Pension & OPEB MTM (Gain) / Loss	NE Sgmt Allocation	MEGTEC Acquisition Costs	Non-GAAP
Operating Income (Loss)	$25.5	$2.8	$2.0	$1.3	$0.6	$32.3
Other Income / (Expense)	0.1	—	—	—	—	0.1
Income Tax (Expense) / Benefit	(12.9)	(1.0)	(0.5)	(0.3)	(0.2)	(14.9)
Net Income	$12.8	$1.8	$1.5	$1.0	$0.4	$17.5
Non-Controlling Interest	(0.1)	—	—	—	—	(0.1)
Net Income from Continuing Operations	$12.7	$1.8	$1.5	$1.0	$0.4	$17.5

Diluted EPS - Continuing Operations	$0.24	$0.03	$0.03	$0.02	$0.01	$0.33

Tax Rate	50.2%					45.9%

	Nine Months Ended September 30, 2015
	GAAP	Litigation Settlement(3)	Impairments	Restructuring	NE Sgmt Allocation	Spin Costs	Non-GAAP
Operating Income (Loss)	$31.8	$9.6	$9.0	$8.7	$2.7	$2.5	$64.3
Other Income / (Expense)	(1.7)	—	—	—	—	—	(1.7)
Income Tax (Expense) / Benefit	(8.4)	(3.7)	(3.4)	(3.1)	(0.7)	(1.0)	(20.3)
Net Income	$21.8	$5.8	$5.6	$5.6	$2.0	$1.6	$42.3
Non-Controlling Interest	(0.2)		—	—	—	—	(0.2)
Net Income from Continuing Operations	$21.5	$5.8	$5.6	$5.6	$2.0	$1.6	$42.1

Diluted EPS - Continuing Operations	$0.40	$0.11	$0.10	$0.10	$0.04	$0.03	$0.78

Tax Rate	27.8%						32.5%

	Nine Months Ended September 30, 2014
	GAAP	Restructuring	NE Sgmt Allocation	Pension & OPEB MTM (Gain) / Loss	MEGTEC Acquisition Costs	Non-GAAP
Operating Income (Loss)	$33.2	$11.7	$4.0	$2.0	$1.1	$52.1
Other Income / (Expense)	2.2	—	—	—	—	2.2
Income Tax (Expense) / Benefit	(13.7)	(4.1)	(1.2)	(0.5)	(0.4)	(19.9)
Net Income	$21.7	$7.7	$2.8	$1.5	$0.7	$34.3
Non-Controlling Interest	(0.3)	—	—	—	—	(0.3)
Net Income from Continuing Operations	$21.4	$7.7	$2.8	$1.5	$0.7	$34.1

Diluted EPS - Continuing Operations	$0.39	$0.14	$0.05	$0.03	$0.01	$0.62

Tax Rate	38.8%					36.7%

(1) May not foot due to rounding.
(2) B&W is providing non-GAAP information regarding certain of its historical results and guidance on future earnings per share to supplement the results provided in accordance with GAAP and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight into the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.
(3) On a GAAP basis, the litigation settlement in the three and nine months ended September 30, 2015 reduced revenues and gross margin of the Global Power segment by $7.8 million and added $1.8 million to selling general and administrative expense.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)
	(In thousands, except per share amounts)

Revenues	$419,977	$402,016	$1,254,617	$1,041,473
Costs and expenses:
Cost of operations	342,055	313,646	1,011,414	827,224
Research and development costs	3,977	4,502	12,457	12,795
Losses on asset disposals and impairments, net	10	19	9,037	1,476
Selling, general and administrative expenses	62,637	58,414	178,539	160,666
Restructuring and spin transaction costs	2,713	2,752	11,279	11,743
Total costs and expenses	411,392	379,333	1,222,726	1,013,904
Equity in income of investees	1,047	2,859	(57)	5,658
Operating income	9,632	25,542	31,834	33,227
Other income (expense):
Interest income	138	242	420	919
Interest expense	(389)	(181)	(673)	(385)
Other – net	(1,326)	63	(1,436)	1,617
Total other income (expense)	(1,577)	124	(1,689)	2,151
Income from continuing operations before provision for income taxes	8,055	25,666	30,145	35,378
Provision for income taxes	1,770	12,894	8,381	13,727
Income from continuing operations	6,285	12,772	21,764	21,651
Income from discontinued operations, net of tax	—	(7,102)	2,803	237
Net income	6,285	5,670	24,567	21,888
Net income attributable to noncontrolling interest	(116)	(61)	(222)	(254)
Net Income attributable to Babcock & Wilcox Enterprises, Inc.	$6,169	$5,609	$24,345	$21,634

Amounts attributable to Babcock & Wilcox Enterprises, Inc.
Income from continuing operations	$6,169	$12,711	$21,542	$21,397
Income from discontinued operations, net of tax	—	(7,102)	2,803	237
Net income attributable to Babcock & Wilcox Enterprises, Inc.	$6,169	$5,609	$24,345	$21,634

Basic earnings per common share:
Continuing operations	$0.11	$0.24	$0.40	$0.39
Discontinued operations	—	(0.14)	0.05	0.01
Basic earnings per common share	$0.11	$0.10	$0.45	$0.40
Diluted earnings per common share:
Continuing operations	$0.11	$0.24	$0.40	$0.39
Discontinued operations	—	(0.14)	0.05	0.01
Diluted earnings per common share	$0.11	$0.10	$0.45	$0.40

Shares used in the computation of earnings per common share:
Basic	53,758	53,553	53,569	54,552
Diluted	53,787	53,722	53,716	54,741

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Balance Sheets

	September 30, 2015	December 31, 2014
	(Unaudited)
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$334,150	$218,659
Restricted cash and cash equivalents	40,293	26,311
Investments	750	1,607
Accounts receivable – trade, net	274,679	265,456
Accounts receivable – other	59,337	36,147
Contracts in progress	113,431	107,751
Inventories	96,358	98,711
Deferred income taxes	39,900	36,601
Other current assets	22,124	11,347
Current assets of discontinued operations	—	46,177
Total current assets	981,022	848,767

Property, plant and equipment - gross	330,230	335,761
Accumulated depreciation	(184,956)	(200,525)
Net property, plant and equipment	145,274	135,236

Investments	1,055	214
Goodwill	201,870	209,277
Deferred income taxes	130,149	115,111
Investments in unconsolidated affiliates	86,785	109,248
Intangible assets	38,479	50,646
Other assets	27,040	9,227
Non-current assets of discontinued operations	—	38,828
TOTAL ASSETS	$1,611,674	$1,516,554

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Balance Sheets (continued)

	September 30, 2015	December 31, 2014
	(Unaudited)
	(In thousands, except share and per share amounts)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt	$3,140	$3,215
Accounts payable	151,178	160,606
Accrued employee benefits	44,783	39,464
Advance billings on contracts	200,932	148,098
Accrued warranty expense	38,643	37,735
Accrued liabilities – other	81,094	54,827
Current liabilities of discontinued operations	—	44,145
Total current liabilities	519,770	488,090

Accumulated postretirement benefit obligation	28,947	28,347
Pension liability	243,532	253,763
Other liabilities	42,862	42,929
Non-current liabilities of discontinued operations	—	15,988
Total liabilities	835,111	829,117

Commitments and contingencies

Stockholders’ Equity:
Common stock, par value $0.01 per share, authorized 200,000,000 shares; issued 53,690,776 and 0 shares at September 30, 2015 and December 31, 2014, respectively	537	—
Preferred stock, par value $0.01 per share, authorized 20,000,000 shares; No shares issued	—	—
Capital in excess of par value	786,264	—
Treasury stock at cost, 126,409 shares at September 30, 2015	(2,372)	—
Retained earnings	6,169	—
Accumulated other comprehensive income (loss)	(14,975)	10,374
Former net parent investment	—	676,036
Stockholders’ equity – Babcock & Wilcox Enterprises, Inc.	775,623	686,410
Noncontrolling interest	940	1,027
Total Stockholders’ equity	776,563	687,437
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,611,674	$1,516,554

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Statements of Cash Flows

	Nine Months Ended September 30,
	2015	2014
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$24,567	$21,888
Non-cash items included in net income:
Depreciation and amortization	28,885	21,193
Income of equity method investees	57	(5,641)
Losses on asset disposals and impairments	11,335	4,644
Write-off of accrued claims receivable, net	7,832	—
Recognition of losses for pension and postretirement plans	300	462
Stock-based compensation charges and excess tax benefits	2,482	(12)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(23,247)	16,452
Accounts payable	(7,823)	(42,709)
Contracts in progress and advance billings on contracts	48,549	(128,077)
Inventories	528	2,303
Income taxes	(13,720)	10,154
Accrued and other current liabilities	26,872	14,869
Pension liability, accrued postretirement benefit obligation and employee benefits	(7,075)	(19,680)
Other, net	(6,494)	1,716
NET CASH PROVIDED FROM OPERATING ACTIVITIES	93,048	(102,438)

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash equivalents	1,627	1,270
Purchases of property, plant and equipment	(21,931)	(11,467)
Acquisition of business, net of cash acquired	—	(127,705)
Purchase of intangible assets	—	(722)
Purchases of available-for-sale securities	(9,935)	(2,845)
Sales and maturities of available-for-sale securities	5,997	9,834
Proceeds from asset disposals	(796)	137
Investment in equity method investees	—	(4,900)
NET CASH FROM INVESTING ACTIVITIES	(25,038)	(136,398)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of short-term borrowing and long-term debt	—	(4,424)
Increase in short-term borrowing	—	2,855
Net transfers from former Parent	80,589	244,174
Repurchase of shares of common stock	(1,275)	—
Excess tax benefits from stock-based compensation	—	12
Other	(256)	129
NET CASH PROVIDED FROM FINANCING ACTIVITIES	79,058	242,746

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(6,360)	(7,642)
CASH FLOWS FROM CONTINUING OPERATIONS	140,708	(3,732)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Operating cash flows from discontinued operations, net	(25,194)	(5,486)
Investing cash flows from discontinued operations, net	(23)	(864)
Effects of exchange rate changes on cash	—	1,286
NET CASH FLOWS PROVIDED FROM DISCONTINUED OPERATIONS	(25,217)	(5,064)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	115,491	(8,796)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	218,659	191,318
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$334,150	$182,522

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)
	(In thousands)
REVENUES:
Global Power	$160,004	$123,905	$441,263	$343,890
Global Services	221,077	229,209	689,971	645,081
Industrial Environmental	38,896	48,902	123,383	52,502
	$419,977	$402,016	$1,254,617	$1,041,473
GROSS PROFIT:
Global Power	$25,780	$29,718	$72,884	$64,437
Global Services	38,925	47,680	138,521	137,640
Industrial Environmental	13,217	10,972	31,798	12,172
	$77,922	$88,370	$243,203	$214,249

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)
	(In millions)
BOOKINGS:
Global Power	$236.0	$62.8	$750.0	$374.8
Global Services	146.6	212.6	555.1	595.9
Industrial Environmental	35.0	44.9	142.9	44.9
	$417.6	$320.3	$1,448.0	$1,015.6

	As of September 30,
	2015	2014
	(Unaudited)
	(In millions)
BACKLOG:
Global Power	$1,253	$795
Global Services	1,097	1,260
Industrial Environmental	92	79
	$2,442	$2,134

(1) May not foot due to rounding.